Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Cardiac Science Corporation
at $2.30 per Share
by
Jolt Acquisition Company
a wholly-owned subsidiary
of
Opto Circuits (India) Ltd.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 30, 2010, UNLESS THE OFFER IS EXTENDED.

November 1, 2010

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated November 1, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Jolt Acquisition Company, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Opto Circuits (India) Ltd., a public limited company incorporated under the laws of the nation of India (“Opto Circuits”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Cardiac Science Corporation, a Delaware corporation (“Cardiac Science”), at a price of $2.30 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter from Cardiac Science to stockholders of Cardiac Science, accompanied by Cardiac Science’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price is $2.30 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated October 19, 2010, as amended on October 29, 2010, among Purchaser, Opto Circuits and Cardiac Science (the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Cardiac Science, with Cardiac Science as the surviving corporation (the “Merger”) and each issued and outstanding Share (other than Shares held in the treasury of Cardiac Science, owned by Opto Circuits, Purchaser or any subsidiary of Opto Circuits, or held by stockholders who properly demanded and perfected appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, payable upon the surrender of the certificate formerly representing such Share.

4. The Offer is subject to various conditions; however, the Offer is not subject to any financing condition. See Section 13 of the Offer to Purchase for the conditions to the Offer.

5. The Cardiac Science board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Cardiac Science board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

6. The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement), there shall have been validly tendered and not validly withdrawn that number of Shares which, when added to the Shares already owned by Opto Circuits and its subsidiaries including Purchaser, represents the greater of (i) at least a majority of the total number of outstanding Shares on a fully diluted basis (which assumes conversion or exercise of all outstanding options, or any other rights, options or warrants to acquire Shares) or (ii) at least 60% of the issued and outstanding Shares and (b) subject to certain exceptions, there shall not have occurred any change which has a material adverse effect on the business, financial condition or continuing operations of Cardiac Science and its subsidiaries or on the ability of Cardiac Science to consummate the transactions, including the Offer and the Merger. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

7. The initial offering period of the Offer will expire at 12:00 midnight, New York City time on November 30, 2010, unless extended.

8. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by BNY Mellon Shareowner Services (“BNY Mellon”), which is acting as the information agent, paying agent and depositary, of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by BNY Mellon. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

[Remainder of Page Intentionally Left Blank.]

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Cardiac Science Corporation
at $2.30 per Share
by
Jolt Acquisition Company
a wholly-owned subsidiary
of
Opto Circuits (India) Ltd.

The Offer and Withdrawal Rights expire at 12:00 midnight,
New York City time, on November 30, 2010,
Unless the Offer is Extended.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 1, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Jolt Acquisition Company, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Opto Circuits (India) Ltd., a public limited company incorporated under the laws of the nation of India (“Opto Circuits”), to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Cardiac Science Corporation, a Delaware corporation, at a price of $2.30 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to BNY Mellon will be determined by Purchaser (which may delegate power in whole or in part to BNY Mellon) and such determination shall be final and binding.

Dated: November 1, 2010

Number of Shares to be Tendered:   Shares*

Account Number:   Signature(s):

Dated:   , 2010

Please Type or Print Name

Please Type or Print Address(es) Here

Area Code & Telephone Number

  Taxpayer Identification Number or Social Security Number

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

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